EXHIBIT 99

CHARTER OF THE BAR HARBOR BANKSHARES
GOVERNANCE COMMITTEE OF THE
THE BOARD OF DIRECTORS

I. PURPOSE

        The Governance Committee ("the Committee") is appointed by the Board of Directors ("the Board") of Bar Harbor Bankshares (the "Company") to assist the Board with its responsibilities in identifying, screening, and recommending a slate of nominees and continuing directors consistent with the criteria approved by the Board to the full Board of Directors for election at each Annual Shareholders meeting, recommend Committee structure and membership, sponsor the education of new and continuing directors, and take a key role in developing corporate governance principles and practices applicable to the Company and to govern the conduct of the Board and its members.

II.    COMPOSITION

        Committee members must be nominated by the Committee, and appointed by the Company Board annually. The Committee must be comprised of at least three independent directors as defined under the American Stock Exchange listing standards and other statutory or regulatory requirements relative to director independence as determined by the Board. A Chairperson must be recommended by the Committee and appointed by the Board. Committee members serve at the pleasure of the Board and for such term as the Board may determine. The Board may, at any time and in its complete discretion, remove any member of the Committee, add members to the Committee, and fill vacancies in the Committee.

III.     AUTHORITY

          The Committee has the authority to seek the assistance and counsel of outside advisors or consultants to aid in its responsibilities, at the Company’s expense, as it determines appropriate. The Committee may delegate to a subcommittee of its members (including alternates) any of its functions, duties and authorities, with such terms, conditions, and limits the Committee decides appropriate.

IV.    MEETINGS

         The Committee must meet at least twice per year, or more frequently as circumstances require. A majority of the total number of Committee members shall represent a quorum of the Committee and be empowered to act on behalf of the membership.

        The Committee may request any officer or employee of the Company; it’s outside counsel, or retained vendor to attend committee meetings, meet with Committee members, or Committee consultants.

V.      ATTENDANCE

  Committee members shall make every reasonable attempt to be present at all meetings.

VI.    RESPONSIBILITIES AND DUTIES

  The Committee has the primary responsibilities to:

  Develop and recommend to the Board the criteria for selecting new Directors and qualifications for members to its committees.
  Identify and recommend a slate of nominees and continuing directors for election at each Annual Shareholders meeting
  As the need arises to fill Board vacancies, to actively seek individuals qualified to become Board members for recommendation to the Board.
  Consider nominations for Board membership recommended by Company shareholders.
  Assess and report to the Board on the independence of members of the Board.
  Review and periodically make recommendations to the Board concerning the composition, size, and structure of the Board and its committees.
  Oversee the orientation and education of new and continuing members of the Board.
  Periodically evaluate the Board and its committees to ensure that they are effectively meeting their fiduciary obligations to the shareholders and the Company.
  Periodically assess and report to the Board on the performance and effectiveness of the Board, it’s Chairperson(s), and the committees of the Board as well as to assess the Board’s responsiveness to shareholder questions and concerns.
  Monitor, review, and recommend changes to corporate Bylaws, governance policies and procedures, and committee operations or charters.
  Conduct an annual review of the Committee’s performance and report the results to the Board, periodically review and assess the adequacy of this Charter and recommend amendments to the Board as necessary or desirable.
  Recommending for Board approval, CEO and other key executive succession plans, including plans in the event of an emergency, incapacity or unforeseen absence or vacancy in identified key positions.
  Reviewing the Director and Employee Code(s) of Conduct and recommending them to the Board for annual review and approval.
  Regularly report to the Board on the Committee’s activities.
  Perform any other duties and responsibilities as may be expressly delegated to the Committee by the Board from time to time.
  Review this Charter annually and recommend amendments to the Board as necessary.